                                                                   Exhibit 10.32


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             INVISION WIRELESS, LLC

                                       AND

                             INVISION SOFTWARE INC.

                              TOGETHER AS "SELLER"

                                       AND

                           MOBILITY ELECTRONICS, INC.

                                   AS "BUYER"




                                   Dated as of

                                November 14, 2003

                                TABLE OF CONTENTS

                                                                           PAGE
ARTICLE I DEFINITIONS........................................................1


ARTICLE II PURCHASE AND SALE OF ASSETS.......................................1


ARTICLE III CLOSING..........................................................1


ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER..........................1


ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER............................1


ARTICLE VI COVENANTS OF SELLER AND BUYER.....................................1


ARTICLE VII CONDITIONS PRECEDENT.............................................1


ARTICLE VIII CONDUCT OF SELLER AND BUYER PENDING THE CLOSING.................1


ARTICLE IX ACTIONS BY SELLER AND BUYER AFTER THE CLOSING.....................1


ARTICLE X TERMINATION........................................................1


ARTICLE XI MISCELLANEOUS.....................................................1

                                    EXHIBITS

Exhibit
    A       Form of Bill of Sale

    B       Form of Assignment of Contract Rights

    C       Form of Assumption of Contract Rights

    D       Consulting Agreement with Joseph Spiteri

    E       Employment Agreement with Herbert Feinstein


                                    SCHEDULES


Schedule 1.17           Equipment
Schedule 1.18.12        Other Excluded Assets
Schedule 2.4.1.3        Non-Symbol Branded Cradles
Schedule 4.1            Ownership
Schedule 4.3            Changes
Schedule 4.5.2          Assumed Contracts
Schedule 4.6            Permits and Consents
Schedule 4.8            Financial Statements and Non-GAAP Items
Schedule 4.10           Litigation
Schedule 4.15           Intellectual Property Assets
Schedule 4.17           Customers
Schedule 4.18           Warranties
Schedule 4.19           Liabilities

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement ("Agreement"), dated as of November 14, 2003, is by and among Mobility Electronics, Inc., a Delaware corporation ("Buyer") and InVision Wireless, LLC, a New York limited liability company, ("InVision Wireless") and InVision Software Inc. a New York corporation ("InVision Software," and together with InVision Wireless, collectively referred to herein as "Seller").

                                    RECITALS

      A. Seller owns certain assets which it uses in its conduct of the Business (as defined below).

      B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets as more specifically identified below and in Schedules attached hereto, upon the terms and subject to the conditions of this Agreement.

                                    AGREEMENT

      NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

      1.2 "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      1.3 "Ancillary Agreements" shall mean the Bill of Sale, Assignment of Contract Rights, and Assumption of Contract Rights between Buyer and Seller, and the Consulting Agreement between Joseph Spiteri and Buyer, and the Employment Agreement between Herbert Feinstein and Buyer, executed as of the Closing Date.

      1.4 "Assets" shall mean all of the right, title and interest of Seller in and to the business, properties, assets and rights of any kind, whether tangible or intangible, and constituting, or used or useful in connection with, or related to, the Business, including without limitation all of Seller's right, title and interest in the following (but not including, in any case, the Excluded Assets):

            1.4.1 all rights of Seller under the Assumed Contracts listed on
Schedule 4.5.2;

            1.4.2 all Equipment related to the Business;

            1.4.3 all Books and Records related to the Business;

            1.4.4 all Intellectual Property Assets related to the Business;

            1.4.5 to the extent transferable, all Permits related to the Business;

            1.4.6 all current software related to the Business;

            1.4.7 all available sales literature, promotional literature, customer, supplier and distributor lists, display units and purchasing records related to the Business;

            1.4.8 those rights under or pursuant to warranties, representations and guarantees made by suppliers and dealers in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees (i) are not required by Seller to fulfill its obligations under this Agreement and (ii) are assignable; and

            1.4.9 except as may relate to Excluded Assets, all claims, causes of action, choices in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller in connection with the Business on or prior to the Closing Date.

      1.5 "Balance Sheet" shall mean the balance sheet of InVision Wireless dated as of the date hereof, together with the notes thereon.

      1.6 "Books and Records" shall mean (a) all records and lists of Seller pertaining to the Assets, (b) all records and lists which pertain to the Business, customers of the Business, suppliers of the Business, or personnel of Seller working in connection with the Business, (c) all product, business and marketing plans of Seller, and (d) all books, ledgers, trial balances, files, reports, plans, drawings and operating records of every kind maintained by Seller relating to the Assets, but excluding the originals of Seller's minute books, stock books, tax returns and accounting ledgers (provided that Buyer will be provided copies of tax returns and accounting records if it so requests).

      1.7 "Business" shall mean Seller's hardware business, including, but not limited to, all direct and indirect sales of hardware to Symbol or to Symbol's customers.

      1.8 "Cash Equivalents" shall mean (i) marketable direct obligations issued by the United States Government or any state or any political subdivision thereof maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than 270 days from the date of creation thereof; (iii) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof; and (iv) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iii) above.

      1.9 "Closing" or "Closing Date" shall mean December 1, 2003, or such other date as Buyer and Seller shall mutually agree upon.

      1.10 "Closing Balance Sheet" shall mean the Balance Sheet of InVision Wireless dated as of the Closing Date.

      1.11 "Closing Financial Statements" shall mean the Closing Balance Sheet and the income statement of InVision Wireless dated as of the Closing Date.

      1.12 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

      1.13 "Consent" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any person or entity, including but not limited to any governmental authority.

      1.14 "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase, order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound and which relates to the Business or the Assets, whether oral or written.

      1.15 "Damages" shall mean any and all claims, damages, costs, losses (including without limitation diminution in value), Taxes, liabilities, judgments, penalties, fines, obligations, lawsuits, deficiencies, demands and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with any environmental law (including without limitation any clean-up or remedial action), lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorneys' fees, experts' fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

      1.16 "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

      1.17 "Equipment" shall mean the engineering and manufacturing equipment of Seller exclusively used to test or manufacture products produced in connection with the Business and all tools, supplies, equipment, machinery, signs and other tangible personal property owned by Seller and used in connection with the Business, including without limitation all items listed on Schedule 1.17 (but not including any Excluded Assets).

      1.18 "Excluded Assets," notwithstanding any other provision of this Agreement, shall mean the following assets of Seller which are not to be acquired by Buyer hereunder:

            1.18.1 all cash and Cash Equivalents held by Seller (including bank accounts);

            1.18.2 Buyer's name, Website, email address, telephone and facsimile numbers currently used in the Business;

            1.18.3 all accounts receivable listed on the Closing Balance Sheet;

            1.18.4 prepayments or prepaid expenses (including all prepaid insurance premiums and prepaid taxes) of Seller;

            1.18.5 all Permits, to the extent not transferable;

            1.18.6 the Real Property;

            1.18.7 all claims, causes of action, choices in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Assets to the extent directly related to the Excluded Liabilities or to the Excluded Assets;

            1.18.8 all Contracts other than the Assumed Contracts;

            1.18.9 the Purchase Price received by Seller in connection with this Agreement;

            1.18.10 all contract software work produced by Seller that is unrelated to the Business;

            1.18.11 all Inventory relating to the Business;

            1.18.12 certain other assets listed on Schedule 1.18.12.

      1.19 "Facility" shall mean the offices, maintenance and storage facilities, warehouses, improvements, other structures, and all real property and related facilities which are used in the conduct of the Business, and which is located at 110 Lake Avenue South, Suite 35, Nesconset, New York 11767.

      1.20 "Financial Statements" shall mean the Year-End Financial Statements, the Balance Sheet and the Closing Financial Statements.

      1.21 "Intellectual Property" shall mean any and all United States and foreign: (a) patents (including reexaminations, design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, provisional applications, reissues, divisions, continuations, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (c) copyrights (including software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) mask work and other rights and registrations thereof; (f) intellectual property rights similar to any of the foregoing; (g) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

      1.22 "Inventory" shall mean all of Seller's finished goods, accessory goods and raw materials inventory, and all of Seller's new and/or usable repair or replacement parts, supplies, and packaging items and similar items with respect to the Business, in each case, wherever the same may be located.

      1.23 "Material Adverse Effect" or "Material Adverse Change" shall mean with respect to the Business or the Assets any significant and substantial adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, liabilities or operations of the Business and/or the Assets or on the ability of Seller to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a "Material Adverse Effect" or "Material Adverse Change.

      1.24 "Mobility Shares" shall mean the Closing Shares and the Earnout
Shares.

      1.25 "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of, the Business.

      1.26 "Real Property" shall mean all real property either owned, leased, or used by Seller which is used in the conduct of the Business, including without limitation all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

      1.27 "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

      1.28 "Symbol" shall mean Symbol Technologies, Inc., a Delaware corporation.

      1.29 "Tax" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment, custom duty, or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

      1.30 "Warranties" shall mean standard and customary warranties provided by Seller in connection with products sold by Seller in connection with the Business, as set forth on Schedule 4.18.

      1.31 "Year-End Financial Statements" shall mean the balance sheets and income statements of InVision Wireless dated as of InVision Wireless' fiscal years ended 2001 and 2002.

      1.32 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term                                      Section
----                                      -------
Actions                                   4.10
Asset Acquisition Statements Under 1060   2.4.2

Term                                      Section
----                                      -------
Assumed Contracts                         4.5.2
Assumed Liabilities                       2.2
Assumption of Contract Rights             3.2.2
Claim                                     9.4.4
Claim Notice                              9.4.4
Closing Shares                            2.4.1.1
Commission                                4.20.2
Damages                                   9.4.7
Earnout Period                            2.4.1.2
Earnout Shares                            2.4.1.2
Excluded Liabilities                      2.3
Indemnifiable Events                      9.4.1
Intellectual Property Assets              4.15.1
InVision License                          6.1
Net Revenue                               2.4.1.2
Purchase Price                            2.4.1
Quarterly Cash Payment                    2.4.1.3
Securities Act                            4.20.2
SEC Documents                             5.7
Selling Expenses                          6.3.1.6
Set-Off Notice                            9.4.5
Software Programs                         6.1


                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

      2.1 Transfer of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer free and clear of any Encumbrance (other than Assumed Liabilities), and Buyer will acquire from Seller, the Assets.

      2.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume and thereafter pay, perform or discharge, as the case may be, all obligations and liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date under the Assumed Contracts listed on Schedule 4.5.2, but not including any obligation or liability for any breach of any Contract occurring on or prior to the Closing Date (the "Assumed Liabilities").

      2.3 Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.2, Buyer shall not assume, or otherwise be responsible for, any of Seller's liabilities or obligations, whether actual or contingent, matured or un-matured, liquidated or un-liquidated, known or unknown, or related or unrelated to the Business or the Assets, whether arising out of occurrences prior to, at or after the date hereof (collectively, "Excluded Liabilities"), which Excluded Liabilities include, without limitation:

            2.3.1 any liability or obligation to or in respect of any employees or former employees of Seller including without limitation (i) any employment agreement, whether or not written, between Seller and any person, (ii) any liability under any employee plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or under which Seller may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to Seller's withdrawal or partial withdrawal from or termination of any employee plan and (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

            2.3.2 any liability or obligation of Seller in respect of any Tax;

            2.3.3 any liability arising from service and dealer work performed;

            2.3.4 any liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products sold or services performed by or on behalf of Seller or any other person or entity on or prior to the Closing Date, or arising from any other cause, including without limitation any liabilities arising (on a date of occurrence basis or otherwise) on or prior to the Closing Date relating to the use or misuse of Equipment;

            2.3.5 any liability or obligation of Seller arising out of or related to any Action against Seller or any Action which adversely affects the Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date;

            2.3.6 any liability or obligation of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any liability or obligation of Seller pursuant to Article VIII hereof);

            2.3.7 any liability or obligation related to the Facilities;

            2.3.8 any liability or obligation arising out of any environmental law;

            2.3.9 any liability or obligation arising under or related to any lease relating to the Real Property; and

            2.3.10 any outstanding debt obligations of Seller.

      2.4 Purchase Price.

            2.4.1 Purchase Price. Upon the terms and subject to the conditions set forth herein, Buyer shall pay to InVision Wireless, in consideration for the Assets, the following (the "Purchase Price"):

                  2.4.1.1 on the Closing Date, Buyer shall issue to InVision Wireless Seventy Thousand (70,000) shares of Mobility's common stock, $0.01 par value per share (the "Closing Shares");

                  2.4.1.2 for a period of thirty-six months following the Closing Date, Buyer shall issue to InVision Wireless, up to a maximum aggregate of One Hundred and Fifty Thousand (150,000) shares of Mobility's common stock, $0.01 par value per share (the "Earnout Shares") at the rate of Fifteen Thousand (15,000) Earnout Shares for each $10 million in Net Revenue (as defined below) received by Buyer from Symbol during the first thirty-six (36) months after the Closing Date (the "Earnout Period"). "Net Revenue" shall mean gross revenue minus discounts from selling price and actual product returns as determined by Buyer in accordance with generally accepted accounting principles. The Earnout Shares will be issued to InVision Wireless within sixty (60) days after each such goal is achieved; and

                  2.4.1.3 for a period of three (3) years following the Closing Date, Buyer will pay InVision Wireless a quarterly cash payment (the "Quarterly Cash Payment") equal to fifteen percent (15%) of the Net Revenue generated by Buyer from sales of non-Symbol branded cradles set forth on Schedule 2.4.1.3 attached hereto , but not to exceed fifty percent (50%) of Buyer's gross margin on such products (all as determined by Buyer in accordance with generally accepted accounting principles). The Quarterly Cash Payment shall be paid to InVision Wireless within forty-five (45) days following the last day of each fiscal quarter of Buyer during such three (3) year period.

            2.4.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner required by Section 1060 of the Code and regulations thereunder. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060."

      2.5 Personal Property Taxes. Seller's prorated share of the personal property taxes shall be payable notwithstanding the fact that such tax may become payable after the Closing Date. Accordingly, Seller will be responsible for paying its prorated share of the 2003 personal property taxes in amounts required by law when such taxes become due and payable.

      2.6 Closing Costs; Transfer Taxes and Fees. Seller shall be responsible for paying (i) any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto and (ii) all costs of obtaining the transfer of existing Permits which may be lawfully transferred,
(iii) all fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.1, and (iv) all fees and costs of recording or filing all UCC termination statements and other releases of Encumbrances.

      2.7 Risk of Loss. All risk of loss with respect to the Assets and Business of Seller on or before the Closing Date shall remain the sole risk of Seller.

                                  ARTICLE III

                                     CLOSING

      3.1 Conveyances at Closing by Seller. To effect the sale and transfer referred to in Section 2.1 hereof and subject to satisfaction or waiver by Seller of the conditions set forth in Section 7.2 hereof, at Closing, Seller agrees to execute and deliver to Buyer, or file with such governmental authorities as may be appropriate:

            3.1.1 one or more bills of sale, each in the form of Exhibit A attached hereto, conveying in the aggregate all of Seller's owned personal property included in the Assets, free and clear of all Encumbrances;

            3.1.2 subject to Section 7.1.6, Assignments of Contract Rights, in the form of Exhibit B attached hereto, with respect to the Assumed Contracts;

            3.1.3 assignments of Intellectual Property Assets, in recordable form to the extent necessary to assign such rights, each in a form acceptable to Buyer;

            3.1.4 subject to Section 7.1.6, all Permits and any other third party consents required for the valid transfer of the Assets as contemplated by this Agreement;

            3.1.5 the Closing Financial Statements;

            3.1.6 the certificates and other documents described in Article VII hereof;

            3.1.7 all documents necessary to release the Assets from all Encumbrances;

            3.1.8 resolutions adopted by Seller's board of directors and, to the extent necessary, shareholders approving this Agreement, certified by the secretary of Seller;

            3.1.9 a certificate from the Secretary of State of the State of New York as to Seller's good standing as of the date of the Closing; and

            3.1.10 such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof, all of which instruments including those specifically listed above shall be in form and substance acceptable to Seller and its counsel.

      3.2 Conveyances at Closing by Buyer. To effect the assumption of liabilities referred to in Section 2.2 hereof and the payment obligations set forth in Section 2.4 hereof, subject to satisfaction or waiver by Buyer of the conditions set forth in Section 7.1 hereof, at Closing, Buyer agrees to execute and deliver to InVision Wireless, or file with such governmental authorities as may be appropriate:

            3.2.1 the Closing Shares pursuant to Section 2.4.1.1 hereof;

            3.2.2 an Assumption of Contract Rights, in the form attached hereto as Exhibit C (the "Assumption of Contract Rights"), with respect to the Assumed Contracts;

            3.2.3 the certificates and other documents described in Article VII hereof;

            3.2.4 a certificate from the Secretary of State of the State of Delaware as to Buyer's good standing as of the date of the Closing; and

            3.2.5 such other instruments as shall be reasonably requested by Seller in accordance with the provisions hereof, all of which instruments including those specifically listed above shall be in the form and substance reasonably acceptable to Buyer and its counsel.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Each Seller hereby jointly and severally represents and warrants to Buyer as follows, which representations and warranties as of the dates of delivery of the respective Schedules and as of the Closing Date shall be true and correct:

      4.1 Organization of Seller. InVision Wireless is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York. Copies of the Articles of Organization and Operating Agreement, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof. InVision Software is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Copies of the Certificate of Incorporation and Bylaws of InVision Software, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof. Other than as listed on Schedule 4.1, Seller has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity which engages in a business substantially similar to the Business.

      4.2 Authorization. Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to own, lease and operate the Assets, to conduct the Business as it is presently being conducted, to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms. Following their execution and delivery by Seller and the other parties thereto each of the Ancillary Agreements and other documents delivered by Seller at Closing will be a legal, valid and binding obligation of Seller, enforceable against it in accordance with their terms.

      4.3 No Changes to the Assets. Other than as set forth on Schedule 4.3, since the date of the Balance Sheet:

            4.3.1 there has been no actual or threatened adverse change in the financial condition or results of operation, the Business or the Assets or any event, condition or state of facts, in either case that is, or would result in a Material Adverse Change in the Assets or the Business or the prospects for the Business, including without limitation the loss of any material customers;

            4.3.2 there has not been any sale or other disposition, except in the ordinary course of Seller's Business, of any of the assets of the Business, or any Encumbrance placed on the Assets;

            4.3.3 Seller has operated the Business in the ordinary course consistent with Seller's past practice so as to preserve the Business intact, and to preserve the Business and the goodwill of Seller's suppliers, customers, distributors and others having business relations with it;

            4.3.4 Seller has not changed its accounting methods or practices (including any change in depreciation or amortization policies or rates) or revalued any of its assets.

      4.4 Assets. Seller has good and marketable fee simple title to the Assets and upon the consummation of the transactions contemplated hereby will transfer to Buyer good and marketable title to all of the Assets, free and clear of any Encumbrances, except for any Encumbrance that Buyer, in its sole discretion, specifically accepts in writing. The Assets constitute all assets necessary for the conduct of the Business as presently conducted.

      4.5 Contracts and Commitments.

            4.5.1 Contracts. Seller has heretofore provided to Buyer a complete and accurate list of all Contracts of the following categories:

                  4.5.1.1 Contracts not made in the ordinary course of Seller's conduct of the Business;

                  4.5.1.2 Licenses for Intellectual Property used in connection with the Business;

                  4.5.1.3 Distribution, dealer, franchise, license, sales or commission contracts related to the Assets or the Business;

                  4.5.1.4 Contracts involving expenditures or liabilities, actual or potential, in excess of $10,000 or otherwise material to the Business or the Assets, and not cancelable (without liability) within 30 calendar days;

                  4.5.1.5 Contracts or commitments relating to commission arrangements with others related to the Assets;

                  4.5.1.6 Promissory notes, loans, agreements, and evidences of indebtedness relating to an obligation to pay money where Seller shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged to secure such obligation;

                  4.5.1.7 Leases of personal property related to the Assets; and

                  4.5.1.8 Contracts containing covenants limiting the freedom of Seller or any officer, director or shareholder of Seller to engage in any line of business or compete with any person to the extent related to the Assets or the Business.

            4.5.2 Assumed Contracts. All of the Contracts which will be assumed by Buyer (the "Assumed Contracts") are listed on Schedule 4.5.2 and are valid and in full force and effect. Seller has duly performed all of its obligations under the Assumed Contracts to the extent those obligations to perform have accrued, and no violation of, or default or breach under any Assumed Contracts by Seller or, to Seller's knowledge, any other party has occurred and neither Seller nor, to Seller's knowledge, any other party has repudiated any provisions thereof.

      4.6 Permits and Consents. Seller has all Permits required to conduct the Business, except where the failure to obtain such Permits would not have a Material Adverse Effect on the Assets or the Business. All Permits of Seller related to the Business are valid and in full force and effect and are listed on
Schedule 4.6. Except as disclosed on Schedule 4.6, no notice to, declaration, filing or registration with, or authorization, or Consent or approval of, or Permit from, any governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to comply with such requirement would not have a Material Adverse Effect on the Assets or the consummation of the transactions contemplated hereby. Schedule 4.6 sets forth all Consents required for the assignment by Seller to Buyer of the Assumed Contracts. All of the Assumed Contracts will be enforceable by Buyer after the Closing to the same extent as if the transactions contemplated by this Agreement had not been consummated.

      4.7 No Conflict or Violation. After giving effect to Consents and lien releases that have been obtained from third parties or will be so obtained prior to the Closing Date, neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Seller, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract, Permit, agreement, or other instrument or obligation (i) to which Seller is a party or (ii) by which the Assets are bound, (c) violate, except where such violation would not, individually or in the aggregate, have a Material Adverse Effect on the Assets or the Business, any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award or (d) impose any Encumbrance, restriction or charge on the Assets or the Business.

      4.8 Financial Statements. Attached hereto as Schedule 4.8 are the Financial Statements of InVision Wireless. The Financial Statements (a) are in accordance with the underlying books and records of Seller, (b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby (except as otherwise described in Schedule 4.8) and (c) fairly and accurately present the assets, liabilities (including all reserves) and financial position of InVision Wireless as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended (subject, in the case of interim Financial Statements, to normal year-end adjustments). At the respective dates of the Financial Statements, there were no liabilities of InVision Wireless, which, in accordance with generally accepted accounting principles, should have been shown or reflected in the Financial Statements or the notes thereto, which are not shown or reflected in the Financial Statements or the notes thereto.

      4.9 Books and Records. Seller has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Seller in connection with the Business. A copy of the minute book of Seller has been previously delivered to Buyer. The copies of the stock book records of Seller previously delivered to Buyer are true, correct and complete, and accurately reflect all transactions effected in Seller's stock through and including the date hereof.

      4.10 Litigation. Except as set forth on Schedule 4.10, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, "Actions") pending, or to the best knowledge of Seller, threatened or anticipated (a) against, related to or affecting Seller, the Business or the Assets or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement. Seller is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Seller, the Business or the Assets.

      4.11 Labor Matters. Seller is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller.

      4.12 Compliance with Law. Seller, the conduct of the Business and the operation of the Facilities have not violated and are in compliance with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, including without limitation environmental laws, relating to the Assets, Facilities or Business or operations of Seller, except where the violation or failure to comply, individually or in the aggregate, would not have a Material Adverse Effect on the Facilities, the Assets or the Business. Seller and the conduct of the Business and the operation of the Facilities are in conformity with all energy, public utility, zoning, building and health codes, regulations and ordinances, OSHA and environmental laws and all other foreign, federal, state, and local governmental and regulatory requirements, except where any nonconformity would not have a Material Adverse Effect on the Facilities, the Assets or the Business. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws, and Seller has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing, which non-compliance or violation could, in any one case or in the aggregate, have a Material Adverse Effect on the Facilities, the Assets or the Business.

      4.13 No Brokers. Neither Seller nor any of its respective officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in an obligation to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

      4.14 No Other Agreements to Sell the Assets. Neither Seller nor any of its respective officers, directors, shareholders or Affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Assets (other than inventory in the ordinary course of business), or to effect a liquidation, dissolution or other reorganization of Seller.

      4.15 Intellectual Property.

            4.15.1 Intellectual Property. Schedule 4.15 contains a complete and correct list and a brief description, of all Intellectual Property in which Seller has any interest whatsoever and that is primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to, the Business (the "Intellectual Property Assets"). The Intellectual Property Assets listed in Schedule 4.15 are all those used by Seller in connection with the Business and are identified as "owned" and "licensed" Intellectual Property Assets.

            4.15.2 Royalties and Licenses. Except as set forth on Schedule 4.15, no person has a right to receive a royalty or similar payment in respect of any Intellectual Property Assets. Except as set forth on Schedule 4.15, Seller has no licenses granted, sold or otherwise transferred by or to it or other agreements to which it is a party, relating in whole or in part to any of the Intellectual Property Assets.

            4.15.3 Ownership and Protection of Intellectual Property. As applicable, Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property Assets free from any Encumbrances, and as to the owned Intellectual Property Assets, free from any requirement of any past, present, or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. None of the owned Intellectual Property Assets are involved in any pending or to the best knowledge of Seller, threatened litigation, none of the licensed Intellectual Property Assets are involved in any pending or, to the best knowledge of Seller, threatened litigation involving Seller and, to the best of Seller's knowledge, none of the licensed Intellectual Property Assets are involved in any pending or threatened litigation involving parties other than Seller. Seller has not received any notice of invalidity or infringement of any rights of others with respect to such Intellectual Property Assets. To the best of Seller's knowledge after reasonable investigation, the conduct of the Business does not infringe or otherwise conflict with any rights of any other firm, corporation, association or person in respect of any Intellectual Property. To the best knowledge of Seller after reasonable investigation, none of the owned Intellectual Property Assets are being infringed or otherwise used or available for use by any other firm, corporation, association or person. Seller has taken all reasonable and prudent steps to protect the owned Intellectual Property Assets from infringement by any other firm, corporation, association or person. Seller's use of the Intellectual Property Assets is not, to the best of Seller's knowledge after reasonable investigation, infringing upon or otherwise violating the rights of any third party in or to such Intellectual Property Assets, nor, to the best of Seller's knowledge after reasonable investigation, has such infringement been alleged by any third party. All of the Intellectual Property Assets are valid and enforceable rights of Seller, and the owned Intellectual Property Assets, will be quit-claimed to Buyer and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

      4.16 Tax Matters.

            4.16.1 Filing of Tax Returns. Seller has timely filed with the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate in all material respects. Neither Seller, nor any group of which Seller now or was a member, has requested any extension of time within which to file returns (including without limitation information returns) in respect of any taxes.

            4.16.2 Payment of Taxes. All Taxes, in respect of periods beginning before the Closing Date, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in the Financial Statements, and Seller does not have any liability for Taxes in excess of the amounts so paid or reserves so established. There are no liens for Taxes (other than as could be asserted for current Taxes not yet due and payable) on the Assets.

            4.16.3 Audits, Investigations or Claims. There are no pending or, to the best of Seller's knowledge, threatened audits, investigations or claims for or relating to any material additional liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of Seller, or its counsel, is likely to result in a material additional liability for Taxes. Seller has not been notified that any taxing authority intends to audit a return for any period. No extension of a statute of limitations relating to Taxes is in effect with respect to Seller.

            4.16.4 No Withholding. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

      4.17 Customers. Seller has previously provided to Buyer true and correct lists of (a) the names and addresses of all domestic customers of the Business that ordered products, goods, or services from Seller during the twelve (12) month period ended as of the date of the date of the Balance Sheet, and (b) the amount for which each such customer was invoiced during such period related to the Business. Except as set forth in Schedule 4.17, Seller has received no notice and Seller has no reason to believe that any customer of Seller (i) has ceased, or will cease, to use the products, goods, or services of Seller which relate to the Business, (ii) has substantially reduced, or will substantially reduce, the use of products, goods, or services of Seller which relate to the Business or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of Seller, which relate to the Business, including in each case after the consummation of the transactions contemplated hereby. To the best of Seller's knowledge, no customer of Seller with respect to the Business has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

      4.18 Warranties. Except as set forth in Schedule 4.18, (a) there are no warranties, express or implied, written or oral, with respect to the products of the Business and (b) other than as have occurred in the ordinary course of Seller's business, there are no pending or threatened claims with respect to any such warranty, and (c) Seller has not, and to the best knowledge of Seller, neither Buyer nor any of its affiliates will have, any liability, after the Closing with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, other than customary returns in the ordinary course of the Business which are reserved against in accordance with generally accepted accounting principles in the most recent Financial Statements of Seller. Other than as disclosed in writing to Buyer, Seller has received no material complaints from customers relating to the Business.

      4.19 Liabilities. Except as set forth on Schedule 4.19, Seller has no liabilities or obligations with respect to the Business or the Assets to be transferred (absolute, accrued, contingent or otherwise) except (i) liabilities which are reflected on the Balance Sheet or which are not required under generally accepted accounting principles to be reflected on the Balance Sheet,
(ii) liabilities incurred in the ordinary course of the business and consistent with past practice since the date of the Balance Sheet, and (iii) liabilities arising under the Contracts previously furnished to Buyer.

      4.20 Securities Law Matters.

            4.20.1 InVision Wireless confirms that it is acquiring the Mobility Shares for its own account as principal, for investment purposes only, and not with a view to, or for, resale or distribution thereof, and no other person has or will have a direct or indirect beneficial interest in the Mobility Shares.

            4.20.2 InVision Wireless understands that the offering and sale of the Mobility Shares is intended to a be a transaction by an issuer not involving any public offering exempt from registration under the Securities Act of 1933 (the "Securities Act") by virtue of Section 4(2) of the Securities Act and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder;

            4.20.3 InVision Wireless represents that it is an "accredited investor" as such term is defined in Rule 501 under the Securities Act;

            4.20.4 InVision Wireless understands and acknowledges that there are substantial risks of loss of investment involved in an investment in the Mobility Shares, and that the investment in the Mobility Shares is an illiquid investment subject to transfer restrictions, and InVision Wireless represents and warrants that it has the financial ability to bear the economic risk of such investment;

            4.20.5 InVision Wireless has such knowledge and experience in financial and business matters, including investments of the type represented by the Mobility Shares, as to be capable of evaluating the merits of investment therein;

            4.20.6 InVision Wireless has been furnished with a copy of the most recent periodic reports filed by Buyer with the Commission and any document requested by InVision

Wireless, and InVision Wireless has carefully read and understands such materials and has evaluated the risks of an acquisition of the Mobility Shares;

            4.20.7 InVision Wireless has been given the opportunity to ask questions of, and receive answers from, Representatives of Buyer in order for it to evaluate the merits and risks of investment in the Mobility Shares;

            4.20.8 InVision Wireless has not been furnished with or relied upon any oral or written representation, warranty or information in connection with the offering of the Mobility Shares except as set forth in this Agreement.

            4.20.9 The instruments evidencing the Mobility Shares shall bear a restrictive legend in substantially the following form: "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement for such shares under the Act or an opinion of counsel satisfactory in form and content to the issuer that such registration is not required under such Act."

      4.21 Disclosure. Neither this Agreement nor any of the Schedules or Exhibits hereto contains or shall contain when delivered at Closing any untrue statement of a material fact or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading; and there is no fact with respect to the Business which has not been disclosed to Buyer which Materially Adversely Affects or could reasonably be anticipated to Materially Adversely Affect the Assets being transferred, financial condition or results of operations, customer, employee or supplier relations, business condition or prospects of Seller.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller as follows, which representations and warranties are, and as of the Closing Date shall be, true and correct:

      5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      5.2 Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms. Following their execution and delivery by Buyer and the other parties thereto each of the Ancillary Agreements and other documents delivered by Buyer at Closing will be a legal, valid and binding obligation of Buyer, enforceable against it in accordance with their terms.

      5.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, or (b) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award binding upon Buyer.

      5.4 Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, Consent or approval of, or permit from, any governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, except (a) as may be required by Buyer to operate the Business after the Closing, or (b) as has been obtained on or prior to the date hereof.

      5.5 No Brokers. Neither Buyer nor any of its respective officers, directors, employees, shareholders, or Affiliates has employed or made any agreement with any broker, finder, or similar agent or any person or firm which will result in an obligation to pay any finder's fee, brokerage fees, or commission or similar payment in connection with the transactions contemplated hereby.

      5.6 Mobility Shares. The Mobility Shares to be issued pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable and free of preemptive rights.

      5.7 SEC Information Furnished Concerning Buyer. For the period from January 1, 2003 to the date hereof, Buyer has filed with the Commission those filings and reports required pursuant to the Securities and Exchange Act of 1934 (the "SEC Documents"). The audited consolidated financial statements for the year ended December 31, 2002, contained within the SEC Documents have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be otherwise noted therein) and fairly present the consolidated financial position of Buyer and its subsidiaries as of such date and the consolidated results of operations of Buyer and its subsidiaries for the year then ended. To Buyer's knowledge, as of their respective dates, the SEC Documents, including, but not limited to, the financial statements contained therein, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI

                          COVENANTS OF SELLER AND BUYER

      Buyer and Seller each covenant with the other as follows:

      6.1 License and Software Upgrades. As of, and following, the Closing Date, InVision Software grants to Buyer a perpetual, irrevocable, transferable, worldwide, fully sub-licensable, royalty-free license to use, reproduce, license, market and distribute (a) the software programs designed, sold and supported by InVision Software in connection with the Business, including without limitation the "eConnect" software program (the "Software Programs"); and (b) the "eConnect" and "InVision" trademarks and tradenames (subsections (a) and (b) referred to herein as the "InVision License"); provided, however, that notwithstanding the foregoing, the InVision License shall not permit the Buyer to sell the "eConnect" software program to Symbol, either alone or embedded in hardware cradles, in such a way that interferes with the licensing revenue that InVision Software currently receives directly from Symbol. In addition, following the Closing Date, InVision Software will provide to Buyer, at InVision Software's expense, ongoing software upgrades and maintenance for the Software Programs, and Buyer will have the right to the object code for the Software Programs. In connection with the InVision License, InVision Software represents and warrants that it owns or has license rights to all Intellectual Property in the Software Programs, and that it is authorized, empowered, and able, on behalf of itself and its direct and indirect Affiliates having an interest in the Software Programs, to enter into and fully perform its obligations under this Agreement, including without limitation, the granting of all rights set forth herein.

      6.2 Further Assurances. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing, including using their respective best efforts (A) to obtain all necessary waivers, Consents and approvals from other parties to the Contracts to be assumed by Buyer; provided, however, that Buyer shall not be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, Consents or approvals,
(B) to obtain all necessary Permits as are required to be obtained under any federal, state, local or foreign law or regulations, (C) to effect all necessary registrations and filings, including without limitation submissions of information requested by governmental authorities, and (D) to fulfill all conditions to this Agreement.

      6.3 Registration Rights for Closing Shares.

            6.3.1 Registration Procedures and Expenses. As soon as reasonably possible following the Closing Date, Buyer will use its best efforts to effect the registration under the Securities Act for resale of the Closing Shares issued to InVision Wireless on the Closing Date, by performing the following:

                  6.3.1.1 Buyer shalluse its best efforts to prepare and file with the Commission a registration statement with respect to the resale of the Closing Shares by Invision Wireless, and shall use its best efforts to cause such registration statement to become and remain effective for the lesser of a period of one (1) year or until InVision Wireless is free to resell the Closing Shares without restriction or limitation pursuant to Rule 144(k) of the Securities Act.

                  6.3.1.2 Buyer shall use its best efforts to register or qualify the Closing Shares for sale in such states as InVision Wireless shall reasonably designate and to keep such registration or qualification in effect for so long as the registration statement filed under the Securities Act remains in effect.

                  6.3.1.3 Buyer shall prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to update and keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale of all securities covered by such registration statement.

                  6.3.1.4 Buyer shall notify InVision Wireless upon discovery that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and at the request of InVision Wireless promptly prepare and furnish to each of them a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that such prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, after such notification and until such supplement or amendment has been so delivered, InVision Wireless will not deliver or otherwise use the original prospectus.

                  6.3.1.5 Buyer shall cause to be furnished to InVision Wireless copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits) and such number of copies of the preliminary and final prospectuses and any other prospectus filed under Rule 424 of the Securities Act as InVision Wireless may reasonably request in order to facilitate the sale of the Closing Shares. InVision Wireless will comply with all prospectus delivery requirements under the Securities Act. It will be a condition to Buyer's obligations to effect registration of the Closing Shares that InVision Wireless provide Buyer with all material facts including, without limitation, furnishing such certificates and questionnaires as may be required by Buyer concerning the Closing Shares to be registered which are reasonably required for Buyer to complete and file the registration statement or in the prospectus or are otherwise required in connection with the offering.

                  6.3.1.6 InVision Wireless shall pay for all selling commissions applicable to the sales of the Closing Shares and all fees and disbursements of counsel for InVision Wireless (the "Selling Expenses").

            6.3.2 Indemnification Relating to Registration Rights.

                  6.3.2.1 Buyer will indemnify and hold harmless InVision Wireless and each person, if any, who controls InVision Wireless within the meaning of the Securities Act, for, from and against any and all losses, damages, liabilities, costs and expenses to which InVision Wireless or any such controlling person may become subject under the Securities Act, any state securities laws, or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses are caused by a failure to comply with such laws or by any untrue statement or alleged untrue statement of any material fact contained in a registration statement under which the Closing Shares are registered, any prospectus contained therein or any amendment or supplement thereto, or arise out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, Buyer will not be liable in any such case to the extent that any such loss, claim, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of InVision Wireless or such controlling person in writing specifically for use in the preparation thereof.

                  6.3.2.2 Seller will indemnify and hold harmless Buyer and each person, if any, who controls Buyer within the meaning of the Securities Act, from and against any and all losses, damages, liabilities, costs and expenses to which Buyer or any such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in a registration statement under which the Closing Shares are registered, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein, in light of the circumstances under which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by or on behalf of InVision Wireless specifically for use in the preparation thereof.

                  6.3.2.3 Promptly after receipt by an indemnified party pursuant to the provisions of paragraphs 6.3.2.1 and 6.3.2.2 of this provision of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraphs 6.3.2.1 and 6.3.2.2, promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have hereunder unless the indemnifying party has been materially prejudiced thereby nor will such failure to so notify the indemnifying party relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified parties have defenses or may have defenses additional to or different than the indemnifying parties, or there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party will not be liable to such indemnified party pursuant to the provisions of said paragraph 6.3.2.1 or
6.3.2.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

      7.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Buyer, in its sole discretion) on or prior to the Closing Date of the following additional conditions, which Seller agrees to use reasonable good faith efforts to cause to be fulfilled:

            7.1.1 Representations, Performance. All representations and warranties of Seller contained in this Agreement shall be true and correct in all respects at and as of the date hereof, and shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

            7.1.2 Performance of Covenants and Conditions. Seller shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

            7.1.3 Officer's Certificate. Seller shall have delivered to Buyer a duly authorized, properly executed certificate, dated the Closing Date in which the President of Seller shall certify that he has no reason to believe that the conditions set forth in Sections 7.1.1 and 7.1.2 have not been fulfilled.

            7.1.4 Secretary's Certificate. Seller shall have furnished to Buyer
(i) a copy of the text of the resolutions by which the Board of Directors of Seller have approved this Agreement and the Ancillary Agreements, (ii) certified copies of the Seller's Articles of Incorporation, (iii) a copy of Seller's Bylaws, and (iv) a certificate executed on behalf of the Seller by its corporate secretary certifying to Buyer that such resolutions are true, correct and complete, were duly adopted and have not been amended or rescinded, and that prior to the Closing, the Articles of Incorporation and Bylaws of Seller have not been amended or rescinded.

            7.1.5 Consents. Seller shall have obtained and shall have delivered to Buyer copies of (i) all governmental approvals required to be obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) all Consents (including, without limitation, all Consents set forth on Schedule 4.6), necessary to be obtained in order to consummate the transactions contemplated by this Agreement.

            7.1.6 Consulting Agreement. Buyer shall have received the signed Consulting Agreement between Buyer and Joseph Spiteri substantially in the form attached hereto as Exhibit D.

            7.1.7 Employment Agreement. Buyer shall have received the signed Employment Agreement between Buyer and Herbert Feinstein substantially in the form attached hereto as Exhibit E.

            7.1.8 Closing Financial Statements. Buyer shall have received the Closing Financial Statements.

            7.1.9 No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of the Balance Sheet that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect.

            7.1.10 Corporate, Other Proceedings. All corporate and other proceedings of Seller in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to Buyer and its counsel, and Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

            7.1.11 No Proceedings or Litigation. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer materially if the transactions contemplated hereby are consummated, including without limitation any Material Adverse Effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing. There shall not be any statute, rule or regulation that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

            7.1.12 Conveyancing Documents; Release of Encumbrances. Seller shall have executed and delivered each of the documents described in Article III hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer and its counsel.

            7.1.13 Tax Clearance Certificate. Seller shall have provided to Buyer a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

            7.1.14 Permits. Buyer shall have obtained or been granted the right to use all Permits necessary to its operation of the Business

            7.1.15 Due Diligence Review. Buyer and its Representatives shall have conducted a due diligence review of Seller's Books and Records, Financial Statements, and other records and accounts of the Business, and in the sole discretion of Buyer, Buyer shall be satisfied with such review. Such review shall have no effect whatsoever on the liability of Seller to Buyer under this Agreement or otherwise for breach of any representations, warranties, or covenants of Seller or hereunder. Seller shall have also delivered to Buyer all Schedules to be supplied hereunder at least two (2) business days prior to Closing, which shall be satisfactory to Buyer.

      7.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller, in its sole discretion) on or prior to the Closing Date of the following additional conditions, which Buyer agrees to use reasonable good faith efforts to cause to be fulfilled.

            7.2.1 Representations, Performance. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects at and as of the date hereof, and shall be repeated and shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

            7.2.2 Performance of Covenants and Conditions. Buyer shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

            7.2.3 Officer's Certificate. Buyer shall have delivered to Seller a duly authorized, properly executed certificate, dated the Closing Date in which the Chief Executive Officer of Buyer shall certify that he has no reason to believe that the conditions set forth in Sections 7.2.1 and 7.2.2 have not been fulfilled.

            7.2.4 Secretary's Certificate. Buyer shall have furnished to Seller
(i) a copy of the text of the resolutions by which the Board of Directors of Buyer have approved this Agreement and the Ancillary Agreements, (ii) certified copies of Buyer's Certificate of Incorporation, as amended, (iii) a copy of Buyer's Bylaws, and (iv) a certificate executed on behalf of Buyer by its corporate secretary certifying to Seller that such resolutions are true, correct and complete, were duly adopted and have not been amended or rescinded, and that prior to the Closing, the Certificate of Incorporation and Bylaws of Buyer have not been amended or rescinded.

            7.2.5 Corporate, Other Proceedings. All corporate and other proceedings of Buyer in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to Seller and its counsel, and Seller and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

            7.2.6 No Proceedings or Litigation. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby. There shall not be any statute, rule or regulation that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

            7.2.7 Conveyances. Buyer shall have delivered, or cause to be delivered, to Seller items or documents identified in Article III hereof.

                                  ARTICLE VIII

                 CONDUCT OF SELLER AND BUYER PENDING THE CLOSING

      8.1 Seller Covenants. Seller hereby covenants and agrees that from the date hereof to the Closing Date:

            8.1.1 Conduct of Business Pending the Closing. Except as specifically contemplated in this Agreement or as disclosed in any Schedule hereto, the Business of Seller shall be conducted only in, and Seller shall take no action except in, the ordinary course, on an arm's length basis, and in accordance with all applicable laws, rules, and regulations and past custom and practice, including, without limitation, making any loans or any cash payments, or transferring any other assets or properties of Seller to any employee, officer, shareholder, or director of Seller; and Seller will not, directly or indirectly, do or permit to occur any of the following:

                  8.1.1.1 Cancel or terminate or permit to be canceled or terminated its current insurance (or reinsurance) policies or permit any of the coverage thereunder to lapse, unless simultaneous with such termination, cancellation, or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated, or lapsed policies are in full force and effect;

                  8.1.1.2 Default under any material contract, agreement, commitment, or undertaking;

                  8.1.1.3 Knowingly violate or fail to comply with any laws applicable to it or the Business;

                  8.1.1.4 Commit any act or permit the occurrence of any event or the existence of any condition of the type described in Section 4.3 hereof;

                  8.1.1.5 Except in the ordinary course of business consistent with historical practices, enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, or severance or termination pay to, any officers, directors, employees, or consultants, or adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other benefit plan, trust, fund, or group arrangement for the benefit or welfare of any officers, directors, or employees;

                  8.1.1.6 Directly or indirectly enter into or modify any contract, agreement, or understanding or enter into any transaction not in the ordinary course of business;

                  8.1.1.7 Cancel, without full payment, any note, loan, or other obligation owing to Seller relating to the Business except in the ordinary course of business;

                  8.1.1.8 Acquire (by merger, exchange, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, joint venture, or other business organization or division or material assets thereof;

                  8.1.1.9 Issue any additional shares of capital stock or permit the transfer of any outstanding shares of Seller's capital stock or declare any dividends or distributions;

                  8.1.1.10 Issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock might be directly or indirectly authorized, issued, or transferred from treasury, or incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice;

                  8.1.1.11 Pay any obligation or liability, fixed or contingent, except in the ordinary course of business;

                  8.1.1.12 Waive or compromise any right or claim, other than as required to resolve any pending or threatened litigation disclosed in the Schedules attached hereto;

                  8.1.1.13 Agree to do any of the actions described in the preceding clauses 8.1.1.1 through 8.1.1.12

            8.1.2 Business Relationships. Seller will exercise its best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group, and maintain satisfactory relationships with suppliers, distributors, customers, and others having business relationships with it.

            8.1.3 Notification of Certain Matters. Seller shall (i) confer on a regular basis with Representatives of Buyer and report operational matters and the general status of ongoing operations, (ii) notify Buyer of any Material Adverse Change in the normal course of its business and of any governmental or third party complaints, investigations, or hearings (or communications indicating that the same may be contemplated); and (iii) promptly notify Buyer if Seller shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue.

            8.1.4 Transfer of Permits. Seller will use its best efforts to assist Buyer to effect the assignment or other transfer of Permits from Seller to Buyer as of or as soon as practicable after the Closing Date.

            8.1.5 Closing. Seller shall use its best efforts to cause the conditions specified in Article VII hereof to be satisfied at or prior to the Closing Date.

      8.2 No Negotiations. Seller shall not, directly or indirectly, through any officer, director, agent, or otherwise, solicit, initiate, or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation, or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Seller or other similar transaction or business combination involving Seller, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist, participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Seller shall promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry, or contact as Buyer may request.

      8.3 Public Announcements. The parties hereto shall not issue any press release or public announcement, including announcements by any party for general reception by or dissemination to employees, agents, or customers, with respect to this Agreement and the other transactions contemplated by this Agreement without the prior written consent of the other parties hereto (which consent shall not be withheld unreasonably); provided, however, that Buyer may make any disclosure of announcement of information, it is obligated to make pursuant to applicable law or regulation, including any applicable law or regulation of the Nasdaq National Market or any other national securities exchange, as applicable.

      8.4 Confidentiality. Each party hereto, and its officers, directors, agents, and affiliates, will hold in strict confidence, and will not divulge, communicate, use to the detriment of any other party hereto or for the benefit of any other person or persons, or misuse in any way, any financial information or other data obtained in connection with this Agreement, including, without limitation, any confidential information or trade secrets of such other party, personnel information, secret processes, know how, customer lists, formulas, or other technical data; and if the transactions contemplated by this Agreement are not consummated, each party hereto, and its officers, directors, agents and Affiliates, will return to each other party all such data an information, including without limitation, work sheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available in connection with this transaction (and all copies of same). The parties hereto may disclose such information to their respective attorneys, accountants and other agents so long as they agree to keep such information confidential. Notwithstanding the foregoing, confidential information shall not include any information which a party can demonstrate: (i) was already in such party's possession prior to negotiations related to this transaction; (ii) is or becomes publicly and openly known and in the public domain through no fault of such party; or (iii) is received by such party in a non-confidential manner from a third party having the right to disclose such information.

                                   ARTICLE IX

                  ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

      9.1 Non-Competition and Non-Solicitation.

            9.1.1 Non-Competition. For a period of five (5) years from the Closing Date, Seller agrees that it will not, and will not permit any of its Affiliates, either alone or in conjunction with any third party, directly or indirectly to compete with the Business anywhere throughout the world.

            9.1.2 Non-Solicitation of Employees. For a period of five (5) years from the Closing Date, Seller agrees that it will not, and will not permit any of its Affiliates, either alone or in conjunction with any other third party, directly or indirectly to, go into business with any employee of Buyer or solicit, induce, or recruit any employee of Buyer to leave the employ of Buyer. For the purpose of this Section 9.1, Buyer employee means any employee of the Buyer or any of its subsidiaries, or any of Buyer's Affiliates as of, or immediately prior to the date hereof or during this five (5) year non-solicitation period.

            9.1.3 Non-Solicitation of Customers. For a period of five (5) years from the Closing Date, Seller agrees that it will not, and will not permit any of its Affiliates, either alone or in conjunction with any other third party, directly or indirectly to, call on, solicit, take away, accept as a client or customer, or attempt to call on, solicit, take away, or accept as a client or customer, any third party that was a client, customer, or prospective client or customer of the

Business, as of, or immediately prior to the Closing Date or during this five
(5) year non-solicitation period.

            9.1.4 Acknowledgement as to Reasonableness of Restrictions. Seller hereby expressly agrees and acknowledges that:

                  9.1.4.1 the Business is conducted throughout the world, and that competition with and against such business interests would be harmful to the Buyer;

                  9.1.4.2 the covenants contained in this Section 9.1 are reasonable as to time and geographical area and do not place any unreasonable burden upon Seller or any of its Affiliates;

                  9.1.4.3 the parties have entered into the covenants contained herein in connection with and as a condition precedent to the consummation of the Agreement, pursuant to which Buyer has acquired the Business; the agreements, actions, covenants, and promises contained herein are intended to protect and ensure the value of the Business, including its goodwill, which actions, covenants, and promises are a material consideration to Buyer in connection with the Agreement; and this Agreement shall be interpreted, construed, and/or enforced as a covenant given in connection with the sale of a business and its goodwill, notwithstanding any employment by Buyer of any Affiliate of Seller following the Closing; and

                  9.1.4.4 Seller and its Affiliates understand and hereby agree to each and every term and condition contained in this Section 9.1.

            9.1.5 Remedies; Enforceability. Seller and its Affiliates recognize and acknowledge that irreparable damage will result to Buyer in the event of a breach of the provisions of this Section 9.1, and, accordingly, in the event of such a breach, Buyer will be entitled, in addition to any other legal or equitable damages and remedies to which it may be entitled or which may be available, to seek an injunction to restrain the violation thereof. If any provision of this Section 9.1 shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable because of the scope, duration, or area of its applicability, the court making such determination will have the power to modify such scope, duration, or area, or all of them and such provision will then be applicable in such modified form.

      9.2 Books and Records; Payment of Liabilities.

            9.2.1 Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter related to the Business or the Assets requiring any such Books and Records, information or employees for any reasonable business purpose.

            9.2.2 Cooperation and Records Retention. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information, in a timely manner, as and that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

            9.2.3 Payment of Liabilities. Following the Closing Date, Seller shall pay promptly, in a timely manner, as and when due all of the debts and liabilities of Seller relating to the Business, which are not Assumed Liabilities, including without limitation any accounts payable and any liability of Seller for Taxes.

      9.3 Survival of Representations, Etc. All statements contained in any certificate, schedule, exhibit, instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of Seller and Buyer contained herein and all claims and causes of action with respect thereto (other than the provisions of Sections 4.4, 4.16 and this Section 9.3, and all claims and causes of action with respect thereto) shall survive for a period of three (3) years from the Closing Date, except that the representations and warranties in Section 4.4 shall survive forever. The representations and warranties in Section 4.16 shall survive until the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such section. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

      9.4 Indemnifications.

            9.4.1 By Seller. Regardless of Seller's knowledge of the existence of an Indemnifiable Event (as defined below), Seller shall indemnify, defend, save and hold harmless Buyer, its Affiliates and subsidiaries, and their respective Representatives, from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty, or the inaccuracy of any representation or warranty, made by Seller in or pursuant to this Agreement (it being understood and agreed that, notwithstanding anything to the contrary contained in this Agreement, to determine if there had been an inaccuracy or breach of a representation or warranty of the Seller and the losses arising from such inaccuracy or breach, such representation or warranty shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy in all material respects, or accuracy except to the extent the inaccuracy will not have a Material Adverse Effect); (ii) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement; (iii) any Excluded Liability; (iv) any liability imposed upon Buyer by reason of Buyer's status as transferee of the Business or the Assets except to the extent such liability arises out of or results from Buyer's operation of the Business after the Closing Date;
(v) any liability arising under any environmental law on account of the conduct of Seller or prior owners or users of the Facilities or other persons, or on account of the operation of the Business or the Facilities, or related to any environmental condition (collectively, the "Indemnifiable Events").

            9.4.2 By Buyer. Buyer shall indemnify, defend, save and hold harmless Seller, its Affiliates and its Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty, or the inaccuracy of any representation or warranty, made by Buyer in or pursuant to this Agreement (it being understood and agreed that, notwithstanding anything to the contrary contained in this Agreement, to determine if there had been an inaccuracy or breach of a representation or warranty of the Buyer and the losses arising from such inaccuracy or breach, such representation or warranty shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy in all material respects, or accuracy except to the extent the inaccuracy will not have a Material Adverse Effect); (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; or (iii) any Assumed Liability insofar as such Assumed Liability arises from and after the Closing.

            9.4.3 Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such party's attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

            9.4.4 Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 9.3, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.4. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice (which shall be reasonably acceptable to the indemnified party) to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld; provided, however, if the remediation or resolution of any such Claim is reasonably expected to have a Material Adverse Effect on the indemnified party's business operations, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such remediation or resolution, including without limitation to take control of the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, and to compromise or settle such Claim. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.4 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

            9.4.5 Buyer's Right of Offset. Anything in this Agreement to the contrary notwithstanding, Buyer may withhold and set off any amount as to which Seller is obligated to indemnify Buyer pursuant to Section 9.4 herein, against any Earnout Shares that have not been delivered to Seller. In order to exercise its rights under this Section 9.4.5, Buyer must deliver written notice of such exercise (a "Set-Off Notice") to Seller setting out in reasonable detail the grounds on which Buyer is claiming such set-off, including (i) the factual basis of Buyer's claim against Seller, (ii) the provisions of this Agreement, if any, to which such claim applies or in respect of which such claim is made, and (iii) Buyer's reasonable estimate of the dollar value of such claim, if such an estimate is determinable. Buyer and Seller will meet or correspond as soon as reasonably practicable after delivery by Buyer of a Set-Off Notice and will use reasonable efforts to negotiate a settlement or other resolution of Buyer's claim. If Buyer and Seller are unable to resolve Buyer's claim, the Parties will use reasonable efforts to negotiate an agreed-upon Set-Off amount. If Buyer and Seller are unable to determine the Set-Off amount within thirty (30) days after delivery to Seller of the applicable Set-Off Notice, Buyer may proceed to set off any amounts determined by Buyer in good faith. For purposes of determining the number of shares that Buyer may set-off in connection with its rights pursuant to this Section 9.4.5, the value of the Earnout Shares shall be based on the average reported closing price of Buyer's common stock on the Nasdaq National Market, or such other national securities exchange as applicable, as reflected in the Western Edition of the Wall Street Journal for the fifteen (15) trading days immediately preceding, but not including, the date of the Set-Off Notice.

            9.4.6 Limitations. Neither Buyer nor Seller shall be liable to the other under this Section 9.4 for any Damages until the amount otherwise due the party being indemnified exceeds $10,000 in the aggregate, in which case such indemnifying party will be liable to the indemnified party for all such amounts, including the first $10,000. Notwithstanding the preceding sentence, this limitation shall not apply with respect to Excluded Liabilities, Damages arising out of a breach of a representation or warranty contained in Sections 4.4 or 4.16, the covenants contained in Section 9.2.3 or any Damages arising out of fraud or intentional misrepresentation. Buyer shall give Seller prompt notice of any Damages that might apply toward the first $10,000.

            9.4.7 Liability and Remedies, etc. Nothing herein shall relieve either party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement. The term "Damages" as used in this
Section 9.4 is not limited to matters asserted by third parties against Seller or Buyer, but includes Damages incurred or sustained by Seller or Buyer in the absence of third party claims. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by Seller of amounts for which Seller is indemnified, shall not be a condition precedent to recovery. Seller's obligation to indemnify Buyer, and Buyer's obligation to indemnify Seller, shall not limit any other rights, including without limitation rights of contribution which either party may have under statute or common law. Buyer and Seller agree and acknowledge that offset against the Earnout Shares shall not be Buyer's exclusive method of receiving indemnification from Seller pursuant to Section 9.4; rather, Buyer will have all other remedies provided by law or in this Agreement.

      9.5 Taxes. Subject to Section 2.6, Seller shall pay, or cause to be paid, when due all Taxes for which Seller is or may be liable or that are or may become payable with respect to all taxable periods ending on or prior to the Closing Date. Buyer shall pay, or cause to be paid, when due all Taxes for which Buyer is or may be liable or that are or may become payable with respect to all taxable periods ending after the Closing Date.

      9.6 Further Action. After the Closing, Seller shall take all actions reasonably necessary to effect the conveyance of the Assets to Buyer free and clear of all Encumbrances.

      9.7 Depletion of Existing Inventory. Notwithstanding anything herein to the contrary, Seller shall be permitted to sell, and retain the proceeds from the sale of, any Inventory existing as of the Closing Date and located at Seller's Facility; provided, however, that Seller shall retain and indemnify Buyer with respect to any liabilities relating to such Inventory or the sale of such Inventory following the Closing Date. Seller shall promptly notify Buyer of each sale effected by Seller pursuant to this Section 9.7.

                                    ARTICLE X

                                   TERMINATION

      10.1 Termination. This Agreement will terminate upon the occurrence of any of the following events:

            10.1.1 Upon the written agreement of Seller and Buyer; or

            10.1.2 At such time as Seller or Buyer provides written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Phoenix, Arizona time on December 1, 2003, unless such date shall be extended by the mutual written consent of Seller and Buyer; or

            10.1.3 At such time as Buyer provides written notice to Seller if
(i) the representations and warranties of Seller shall not have been true and correct in all material respects as of the date when made, (ii) if any of the conditions set forth in
Section 7.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Phoenix, Arizona time on December 1, 2003, or (iii) if Seller violates the provisions of Section 8.2 herein; or

            10.1.4 At such time as Seller provides written notice to Buyer if
(i) the representations and warranties of Buyer shall not have been true and correct in all material respects as of the date when made or (ii) if any of the conditions set forth in Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be fulfilled by 5:00 p.m. Phoenix, Arizona time on December 1, 2003.

      10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 10.1, this Agreement shall become void and have no effect, without any liability to any person or entity in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or affiliates; provided, however, that in the event this Agreement is terminated by Buyer pursuant to Section 10.1.4(iii), Seller shall pay to Buyer, a termination fee in the amount of $100,000.

                                   ARTICLE XI

                                  MISCELLANEOUS

      11.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Buyer may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned subsidiary (or a partnership or other entity controlled by Buyer) or subsidiaries of Buyer or to a successor in interest to Buyer which shall assume all obligations and liabilities of Buyer under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

      11.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

      If to Seller, addressed to:

      InVision Wireless, LLC
      InVision Software Inc.
      110 Lake Avenue South, Suite 35
      Nesconsent, NY 11767
      Attn: Joseph Spiteri

      If to Buyer, addressed to:

      Mobility Electronics, Inc.
      17800 N. Perimeter Dr., Suite 200
      Scottsdale, AZ 85255
      Attn: Charles R. Mollo

      or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

      11.3 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Arizona (without reference to the choice of law provisions thereof), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

      11.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      11.5 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.6 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

      11.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

      11.8 Titles. The titles, captions or headings of the Articles, Sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      11.9 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

      11.10 Arbitration. Any controversy arising after the Closing out of or relating to this Agreement (including, without limitation, pursuant to Section
2.4 or 9.4) or relating to the breach hereof, shall be settled by arbitration conducted in the State of Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (except as otherwise expressly provided in this Agreement). The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s). The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement.

      11.11 Consideration. InVision Software acknowledges and agrees that the it has received adequate consideration in return for entering into this Agreement, and combined with the consideration to be received by InVision Wireless, such consideration is adequate and sufficient for InVision Software to execute and perform all of its obligations pursuant to this Agreement.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                    MOBILITY ELECTRONICS, INC.


                                    By:__________________________________

                                    Name:________________________________

                                    Its:_________________________________



                                    INVISION WIRELESS, LLC


                                    By:__________________________________

                                    Name:________________________________

                                    Its:_________________________________


                                    INVISION SOFTWARE INC.


                                    By:__________________________________

                                    Name:________________________________

                                    Its:_________________________________